Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-8 and related reoffer prospectus of BioDelivery Sciences International, Inc., dated August 23, 2013 and to the incorporation by reference therein of our reports, dated March 18, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of BioDelivery Sciences International, Inc. and subsidiaries included in its Form 10-K filed March 18, 2013 with the Securities and Exchange Commission.

/s/ Cherry Bekaert LLP

Tampa, Florida

August 23, 2013